EXHIBIT 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

March 11, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Clutterbug Move Management, Inc.
South Orange, New Jersey

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Clutterbug Move Management, Inc. of our report dated March 9, 2014, relating to the financial statements of Clutterbug Move Management, Inc., as of and for the years ended November 30, 2013 and 2012, and for the period from December 29, 2010 (inception) to November 30, 2013.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan